Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2024 with respect to the consolidated financial statements included in the Annual Report of Hall of Fame Resort and Entertainment Company on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Hall of Fame Resort and Entertainment Company on Forms S-3 (File No. 333-266750 and File No. 333-259242) and on Forms S-8 (File No. 333-270572, File No. 333-259202, and File No 333-272622).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 25, 2024